Exhibit 99.1

ANGEL ACHIEVES TWO MILLION GUILD MEMBERS MILESTONE

~ Company Doubles Guild Membership in Nine Months ~

~ Reflects A 25% Increase Post Third Quarter 2025 ~

PROVO, Utah, December 30, 2025 – Angel (NYSE: ANGX), a media and technology company guided by grassroots Angel Guild members championing values-driven stories, today surpassed two million paying Guild members. Since quarter-end, the company achieved 25%-member growth, allowing it to cross the two-million-member milestone ahead of year-end and less than a year after surpassing one million members in March 2025.

This milestone follows the box office success of Angel’s recently released animated epic DAVID, in theatres nationwide. DAVID has become the highest-grossing faith-based animated theatrical opening of all time and earned the best three-day theatrical opening in Angel’s history. DAVID will premiere in more than 40 international markets in the upcoming months. With DAVID and Angel’s own “The King of Kings,” the company has now released two of the top ten highest-grossing animated films of 2025.

The growth in the Angel Guild is a result of the company’s strategic focus on broadening its film and television series slate. Since the beginning of the year, Angel has introduced 430 new films, shows, and specials to the platform while giving Guild members unprecedented influence over which stories are produced and distributed. In addition to expanding its story pipeline, Angel has made meaningful progress in owning its highest-performing franchises. This includes the recently announced transactions to acquire the DAVID franchise, “Tuttle Twins, “Homestead,” and “The Wingfeather Saga,” which strengthen Angel’s library and deepen its ability to serve and retain audiences seeking values-driven entertainment.

Neal Harmon, Co-Founder and CEO of Angel said, “Reaching two million Guild members is a validation of our audience-centric model and the values-driven stories we champion. Strong collaboration between the Guild and our filmmaker partners is our creative engine, and this growth demonstrates that our members want to participate in directly shaping the entertainment they enjoy. As we expand our slate, we are focused on distributing films and television series that earn exceptionally high audience satisfaction, in theaters and on the Angel platform.”

Angel’s upcoming theatrical slate showcases a diverse range of stories and genres. Highlights include “I Was A Stranger,” a powerful tale of resilience and hope set against the backdrop of the Syrian Civil War and featured in more than 50 film festivals worldwide; “Solo Mio,” a heartwarming romantic comedy starring Kevin James, Kim Coates, and Alyson Hannigan; and “Young Washington,” an epic biopic starring Kelsey Grammer, Mary-Louise Parker, and Sir Ben Kingsley – introducing William Franklyn-Miller – in the title role.

About Angel

Angel (NYSE: ANGX) is a media and technology company guided by two million grassroots Angel Guild paying members championing values-driven stories. Clearly expressing the kind of programming they crave, members of the Angel Guild act as virtual co-producers, greenlighting what films and television series get produced and distributed in theaters and on the Angel app. Propelled by this audience-first momentum, Angel has released more than 40 films and 20 television series that amplify light, including “Sound of Freedom,” which earned more than 250 million dollars at the worldwide box office. The company also has more than 6 billion views of its Dry Bar Comedy franchise, which has attracted some of the world’s best-known comedians. For more information, visit www.angel.com.

David Shane

Corporate Communications

press@angel.com

Jeanette Masters

Investor Relations

jeanette.masters@angel.com